As filed with the Securities and Exchange Commission on March 1, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANKUNITED FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	65-0377773
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Address and zip code of principal executive offices)

BankUnited Financial Corporation

2007 Stock Award and Incentive Plan

(Full title of the plan)

Alfred R. Camner

Chairman of the Board

BankUnited Financial Corporation

255 Alhambra Circle

Coral Gables, Florida 33134

(305) 569-2000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Michael C. Sontag, Esq.

Camner, Lipsitz and Poller,

Professional Association

550 Biltmore Way, Suite 700

Coral Gables, Florida 331314

(305) 461-1100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, par value $0.01	5,013,961	(2)	$24.05	(3)	$120,250,000	$3,691.68
Class B Common Stock, par value $0.01	5,013,961	(2)	$24.05	(3)(4)	$120,250,000	$3,691.68
Noncumulative Convertible Preferred Stock, Series B	5,013,961	(2)	$35.98	(2)(3)	$179,881,975	$5,522.38

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the number of securities registered hereby includes an undetermined number of shares resulting from any stock splits, stock dividends or similar transactions relating to the registered securities in accordance with the adjustment provisions of the 2007 Stock Award and Incentive Plan (the “2007 Stock Plan”).
(2)	Pursuant to Instruction E of Form S-8 and the Telephonic Interpretation of the Securities and Exchange Commission (the “Commission”) of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997, G. Securities Act Forms, No. 89, 13,961 shares registered hereby are being carried forward from a Registration Statement on Form S-8 filed in June 2006 (File No. 333-134707), which incorporated by reference the Registration Statement on Form S-8 filed in April 2002 (File No. 333-85526), in connection with the BankUnited Financial Corporation 2002 Stock Award and Incentive Plan (the “2002 Stock Plan”), a predecessor plan to the 2007 Stock Plan described herein. Pursuant to Instruction E to Form S-8 and Interpretation 89, no additional registration fee is due with respect to these shares.
(3)	Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, estimated for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Common Stock on February 27, 2007, as quoted on the Nasdaq Global Select Market system.
(4)	Neither the Class B Common Stock nor the Noncumulative Convertible Preferred Stock, Series B is publicly traded, but each share of Class B Common Stock is convertible into one share of Class A Common Stock, and each share of Noncumulative Convertible Preferred Stock, Series B is convertible into 1.4959 shares of Class B Common Stock. Therefore, the market price of the Class A Common Stock is being used for purposes of calculating the registration fee.

This Registration Statement on Form S-8 (the “Registration Statement”) shall become effective immediately upon filing as provided in Rule 462 under the Securities Act.

Explanatory Note

This Registration Statement on Form S-8 relates to 5,013,961 shares of capital stock of BankUnited Financial Corporation (“BankUnited” or the “Company”) which may be awarded in Class A Common Stock, Class B Common Stock, or Noncumulative Convertible Preferred Stock, Series B (the “Series B Preferred Stock”), or in any combination of such classes of capital stock (collectively, referred to hereinafter as the “Securities”), which may be offered and sold under the 2007 Stock Plan. Pursuant to Instruction E of Form S-8 and the Telephonic Interpretation of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations Dated July 1997, G. Securities Act Forms, No. 89 (“Interpretation 89”), 13,961 shares registered hereby are being carried forward from a Registration Statement on Form S-8 filed in June 2006 (File No. 333-134707), which incorporates by reference the Registration Statement on Form S-8 filed in April 2002 (File No. 333-85526) in connection with the 2002 Stock Plan, a predecessor plan to the 2007 Stock Plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	All information required by Part I to be contained in this Item is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Items 1 and 2 of Part I will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, shall constitute a prospectus which meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by BankUnited with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference herein:

(1) BankUnited’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the Commission on December 14, 2006;

(2) BankUnited’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 filed with the Commission on February 7, 2007;

(3) BankUnited’s Current Report on Form 8-K dated December 15, 2006 filed with the Commission on December 21, 2006;

(4) BankUnited’s Current Report on Form 8-K dated January 22, 2007 filed with the Commission on January 22, 2007;

(5) BankUnited’s Current Report on Form 8-K dated January 19, 2007 filed with the Commission on January 25, 2007;

(6) BankUnited’s Current Report on Form 8-K dated February 26, 2007 filed with the Commission on February 26, 2007;

(7) BankUnited’s Current Report on Form 8-K dated March 5, 1993 filed with the Commission to register BankUnited’s Class A Common Stock under Section 12(g) of the Exchange Act.

All documents filed with the Commission by BankUnited pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the Securities offered by this Registration Statement have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Class A Common Stock

BankUnited’s Articles of Incorporation authorize the issuance of up to 100,000,000 shares of Class A Common Stock, par value $0.01. The Class A Common Stock, has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Class A Common Stock is not required herein.

Class B Common Stock

BankUnited’s Articles of Incorporation authorize the issuance of up to 3,000,000 shares of Class B Common Stock, all of which have the rights and preferences described below. The Class B Common Stock is held by our directors, executive officers and a few other persons. As of December 31, 2006, 693,947 shares of Class B Common Stock were issued and 447,747 shares were outstanding and 3,827,200 shares were reserved for issuance under our stock option and stock bonus plans and upon the conversion of unrestricted Series B Preferred Stock, as described below.

Dividends. The holders of Class B Common Stock are entitled to dividends when and if declared by our Board of Directors out of funds legally available therefor. The payment of dividends on the Class B Common Stock is subject to the right of the holders of the Class A Common Stock to receive a dividend per share of 110% of the amount per share of any dividend declared on the Class B Common Stock.

Voting Rights. Each share of Class B Common Stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. The Class B Common Stock does not have cumulative voting rights in the election of directors.

Convertibility. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock, subject to adjustment upon the occurrence of certain events.

Liquidation. In the event of our liquidation, dissolution or winding up, the holders of shares of Class B Common Stock are entitled to share equally with the holders of shares of Class A Common Stock in our remaining assets after payment of all of our debts and liabilities and subject to the prior rights of holders of shares of our Preferred Stock.

No Preemptive Rights; Redemption; Assessability. Holders of shares of Class B Common Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The Class B Common Stock is not subject to call or redemption and is fully paid and non-assessable.

Preferred Stock

Our Articles of Incorporation authorize the issuance, in series, of up to 10,000,000 shares of Preferred Stock and permit our Board of Directors to establish the rights and preference of each of such series and to increase the number of shares in any of the series.

Noncumulative Convertible Preferred Stock, Series B

As of December 31, 2006, 1,089,713 shares of Series B Preferred Stock were issued, 1,062,993 shares were outstanding, and 2,030,458 shares were reserved for issuance under our stock option and stock bonus plans.

The shares of Series B Preferred Stock are held by directors, executive officers and a few other persons.

Dividends. The quarterly dividend requirement for Series B Preferred Stock outstanding as of December 31, 2006 is $135,398 and our total annual dividend requirement for all of our Series B Preferred Stock outstanding as of December 31, 2006 is $541,592.

Voting Rights. Each share of Series B Preferred Stock is entitled to two and one-half votes per share on all matters submitted to the vote of stockholders. The Series B Preferred Stock does not have cumulative voting rights in the election of directors.

The Series B Preferred Stock is permitted to elect two directors for the Board if we fail to declare and pay dividends for six dividend periods, whether or not those periods are consecutive. The right to elect directors would be revoked once we pay dividends in four consecutive periods.

Conversion Rights. Each share of Series B Preferred Stock is convertible into 1.4959 shares of Class B Common Stock, subject to adjustment on the occurrence of certain events.

Liquidation. In the event of any liquidation, dissolution or winding up, the holders of the Series B Preferred Stock will be entitled to a preference on liquidation of $7.375 per share, if the liquidation is involuntary, prior to any distribution of any assets to the holders of any class of Class A Common Stock. Such holders shall be entitled to receive the redemption price per share applicable to such stock at the time of liquidation if the liquidation is voluntary.

Redemption. Unless earlier redemption is approved by the holders of at least 50% of the outstanding shares of the Series B Preferred Stock, the Series B Preferred Stock is redeemable after September 30, 2007 at a redemption price of $7.375 per share.

Rank. The Series B Preferred Stock ranks senior to the Class A Common Stock and Class B Common Stock as to dividend rights, rights upon our liquidation, dissolution or winding up, and redemption rights.

No Preemptive Rights; Assessability. Holders of our Preferred Stock are not entitled to preemptive rights with respect to any securities subsequently issued by us. The outstanding Preferred Stock is fully paid and non-assessable.

No Other Rights

Shares of our stock do not have any preference, voting powers or relative, participating, option or other special rights, except as set forth above or in our Articles of Incorporation or as otherwise required by law.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Certain Anti-takeover Provisions

Certain provisions of our Articles of Incorporation and Bylaws, as well as certain provisions of Florida law, could have the effect of deterring takeovers. Our Board of Directors believes that the provisions of our Articles of Incorporation and Bylaws described below are prudent and in our best interests and in the best interests of our stockholders. Although these provisions may discourage a future takeover attempt in which stockholders might receive a premium for their shares over the then current market price and may make removal of incumbent management more difficult, our Board of Directors believes that the benefits of these provisions outweigh their possible disadvantages. We are not aware of any current effort to effect a change in control.

In addition, we have opted not to be governed by the affiliated transactions and control-share acquisitions provisions of the Florida Business Corporation Act. Florida’s control-share acquisitions statute provides that shares of issuing public corporations that are acquired in a control share acquisition generally will have no voting rights unless such rights are conferred on those shares by the vote of the holders of a majority of all of the outstanding shares other than interested shares. A control-share acquisition is defined, with certain exceptions, as the acquisition of the ownership of voting shares which would cause the acquirer, directly or indirectly, alone or as part of a group, to have voting power within the following ranges or to move upward from one range into another: (i) 20% or more but not less than 33 1/3%; (ii) 33 1/3%, or more but not less than 50%; or (iii) 50% or more of all voting power. Interested shares are shares of an issuing public corporation in respect of which any of the following persons may exercise or direct the exercise of the voting power to elect directors: (i) an acquiring person or member of a group with respect to a control-share acquisition, (ii) any officer of the issuing public corporation, or (iii) any employee of the issuing public corporation who is also a director of the corporation. The Florida control-share acquisitions statute does not, however, apply to an acquisition of shares of an issuing public corporation if such acquisition has been approved by the Board of Directors prior to the acquisition.

Directors. Our Board of Directors is divided into three classes of directors serving staggered three-year terms. Vacancies on the Board may be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Our Bylaws currently provide that our Board of Directors shall consist of not less than 5 nor more than 12 members.

Under Florida law, a director elected by our stockholders may be removed without cause by a vote of the stockholders. In addition, our Bylaws require minimum attendance standards at regular meetings of the Board of Directors as a continuing qualification for membership on the Board. Failure to fulfill this requirement constitutes automatic resignation from the Board.

Cumulative Voting. Stockholders may not cumulate their votes in the election of directors.

Capital Structure. Our Board of Directors may authorize for issuance various series of Class A Common Stock and Preferred Stock with different voting rights. Our Board of Directors is authorized to establish the rights and preferences of such stock and issue such shares, subject to stockholder approval in certain circumstances.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Class A Common Stock offered hereby will be passed upon for BankUnited by Camner, Lipsitz and Poller, Professional Association (“Camner, Lipsitz and Poller”) Coral Gables, Florida. Alfred R. Camner, our Chairman of the Board and Chief Executive Officer, is the senior managing director and a stockholder of Camner, Lipsitz and Poller. As of December 31, 2006, directors and employees of Camner, Lipsitz and Poller participating in the representation of us in connection with the preparation of this registration beneficially own an aggregate of 253,206 shares of Class A Common Stock, 627,806 shares of Class B Common Stock and 1,527,363 shares of Series B Preferred Stock (including shares that may be acquired by the exercise of options within 60 days, but not including shares received upon the conversion of other classes of stock). Errin E. Camner, Managing Director of Camner, Lipsitz and Poller is the daughter of Alfred R. Camner.

Item 6.	Indemnification of Directors and Officers.

Article IX of the Articles of Incorporation of the Company provides that the Company shall indemnify its officers and directors to the fullest extent permitted by law.

The Bylaws of the Company provide that the Company will indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the Company for any amount for which that person becomes liable under a judgment in such action and reasonable costs and expenses, including attorneys’ fees. Such indemnification may only be made, however, if final judgment on the merits is in his or her favor other than on the merits, if a majority of the Board of Directors of the Company determines that he or she was acting in good faith within the scope of his or her duties and for a purpose he or she could have reasonably believed under the circumstances was in the best interests of the Company.

Section 607.0831 of the Florida Business Corporation Act provides, among other things, that a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, by the director, regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and such breach or failure constitutes (a) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derived an improper personal benefit; (c) a circumstance under which the liability provisions of Section 607.0834 of the Florida Business Corporation Act (relating to the liability of the directors for improper distributions) are applicable; (d) willful misconduct or a conscious disregard for the best interest of the company in the case of a proceeding by or in the right of the company to procure a judgment in its favor or by or in the right of a stockholder; or (e) recklessness or an act or omission in bad faith or with malicious purpose of with wanton and willful disregard of human rights, safety or property, in a proceeding by or in the right of someone other than such company or a stockholder.

Section 607.0850 of the Florida Business Corporation Act authorizes, among other things, the Company to indemnify any person who was or is a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company in such a position for any entity) against liability incurred in connection with such proceedings, if he or she acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

The Florida Business Corporation Act requires that a director, officer or employee be indemnified for actual and reasonable expenses (including attorneys’ fees) to the extent that he or she has been successful on the merits or otherwise in the defense of any proceeding. Florida law also allows expenses of the defending a proceeding to be advanced by a company before the final disposition of the proceedings, provided that the officer, director or employee undertakes to repay such advance if it is ultimately determined that indemnification is not permitted.

The Florida Business Corporation Act states that the indemnification and advancement of expenses provided pursuant to Section 607.0850 are not exclusive and that indemnification and advancement of expense may be provided by a company pursuant to other means, including agreements or bylaw provisions. Florida law prohibits indemnification or advancement of expenses, however, if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless he or she had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (ii) a transaction from which such person derived an improper personal benefit; (iii) willful misconduct or conscious disregard for the best interests of the company in the case of a derivative action or a proceeding by or in the right of a stockholder; or (iv) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Florida Corporation Act (relating to the liability of directors for improper distributions) are applicable.

The Company has purchased director and officer liability insurance that insures directors and officers against liabilities in connection with the performance of their duties.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.*

The following is a list of Exhibits to this Registration Statement:

5.1	Opinion of Camner, Lipsitz and Poller, P.A. regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Camner, Lipsitz and Poller, P.A. (set forth in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on the signature page in Part II of this Registration Statement).

*	Exhibits containing a parenthetical reference in their description are incorporated herein by reference from the documents described in the parenthetical reference.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)1(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on March 1, 2007.

BANKUNITED FINANCIAL CORPORATION

By:	/s/ Alfred R. Camner
Alfred R. Camner
Chairman of the Board, Chief Executive
Officer, President and Chief Operating Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alfred R. Camner his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on March 1, 2007 by the following persons in the capacities indicated.

/s/ Alfred R. Camner	Chairman of the Board, Chief Executive
Alfred R. Camner	Officer and Director
(Principal Executive Officer)

/s/ Lawrence H. Blum	Vice Chairman of the Board and Director
Lawrence H. Blum

/s/ Ramiro A. Ortiz	President, Chief Operating Officer and
Ramiro A. Ortiz	Director

/s/ Humberto L. Lopez	Senior Executive Vice President and Chief
Humberto L. Lopez	Financial Officer

/s/ Bernardo Argudin	Executive Vice President and Chief Accounting Officer
Bernard Argudin

/s/ Tod N. Aronovitz	Director
Tod N. Aronovitz

/s/ Allen M. Bernkrant	Director
Allen M. Bernkrant

/s/ Lauren R. Camner	Director
Lauren R. Camner

/s/ Marc D. Jacobson	Director
Marc D. Jacobson

/s/ Hardy C. Katz	Director
Hardy C. Katz

/s/ Neil Messinger	Director
Neil Messinger

/s/ Albert E. Smith	Director
Albert E. Smith

/s/ Bradley S. Weiss	Director
Bradley S. Weiss

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registrant statement to be signed on its behalf by the undersigned, thereunto duly authorizes, in the City of Coral Gables, State of Florida on March 1, 2007.

BankUnited Financial Corporation 2007 Stock Award and Incentive Plan

/s/ Humberto L. Lopez
Humberto L. Lopez, Trustee

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Camner, Lipsitz and Poller, P.A. regarding the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.